N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Equity Index Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		1,269,551	0.26		4,723,762	36.96
Class B		84,947		0.12		651,566		36.77
Class C		311,321		0.12		2,444,741	36.83
Class I		781,050		0.31		1,915,892	36.90
Class IS	39,305		0.26		150,863		36.97